Exhibit 23.2

FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

ERIC W. FREEDMAN	31150 NORTHWESTERN HIGHWAY, SUITE 200	KAREN E. LONG
MICHAEL GOLDBERG	FARMINGTON HILLS, MICHIGAN 48334	GLORIA K. MOORE
DAVID C. GREIP	(248) 626-2400	MICHAEL GOULD
JULIE A. CHEEK	FAX: (248) 626-4298	CHRISTINE L. MILLER
JUDITH A. COOPER

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated April 1,2009 relating to the consolidated financial statements of i2 Telecom International, Inc. and Subsidiaries appearing in this Annual Report on Form 1O-K of Geos Communications (formerly known as i2 Telecom International, Inc. and Subsidiaries) for the year ended December 31, 2009.

/s/ Freedman & Goldberg, CPAs, PC

Farmington Hills, MI
May 5, 2010